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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                               THREE MONTHS ENDED
                                                    MARCH 31,
                                           -------------------------
                                              2004          2003
                                           -------------------------
                                                (IN THOUSANDS)
FIXED CHARGES:
Gross interest expense                     $     4,228   $     3,637
Interest portion of rent expense                    42            33
                                           -----------   -----------
                                                 4,270         3,670

EARNINGS:
Income before taxes                             62,646        68,508
Plus:  fixed charges                             4,270         3,670
Less:  capitalized interest                     (1,941)       (1,371)
                                           ----------    ----------
                                           $    64,975   $    70,807

RATIO OF EARNINGS TO FIXED CHARGES               15.2x         19.3x

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                           ----------------------------------------------------------------
                                               2003         2002         2001          2000         1999
                                           ----------------------------------------------------------------
                                                                     (IN THOUSANDS)
FIXED CHARGES:
Gross interest expense                     $    15,642   $   15,373   $   15,034   $    25,100    $  25,167
Interest portion of rent expense                   129          122           46            40           28
                                           -----------   ----------   ----------   -----------    ---------
                                                15,771       15,495       15,080        25,140       25,195

EARNINGS:
Income before taxes                            205,999      109,586      189,404       127,743       36,369
Plus:  fixed charges                            15,771       15,495       15,080        25,140       25,195
Less:  capitalized interest                     (7,300)      (7,975)     (12,042)      (13,739)     (11,860)
                                           ----------    ----------   ----------    ----------   ----------
                                           $   214,470   $  117,106   $  192,442   $   139,144    $  49,704

RATIO OF EARNINGS TO FIXED CHARGES               13.6x         7.6x        12.8x          5.5x         2.0x